SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934






Date of Report (Date of earliest event reported) JUNE 18, 1998





                            PENN-AMERICA GROUP, INC.
            (Exact name of registration as specified in this charter)







        Pennsylvania                        0-22316            23-2731409
(State or other jurisdiction of        (Commission File     (I.R.S. Employer
incorporation or organization)               Number)        Identification No.)



420 S. York Road, Hatboro, Pennsylvania                            19040
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:   (215) 443-3600

Item 5.  Other Events

         On June 18, 1998, the Company issued a press release (the "Press Release") reporting the anticipated earnings for the second quarter of 1998 and for the 1998 fiscal year and that the Company's Board of Directors had approved the purchase by the Company of up to 350,000 shares of the Company's common stock over the next 18 months.

         A copy of the Press Release is attached as Exhibit 99.01.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)   Financial statements of business acquired:

                  Not applicable.

         (b) Pro forma financial information:

                  Not applicable.

         (c)   Exhibits:

                  99.01 Penn-America  Group, Inc.  Press  Release dated June 18,
                        1998.



                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     PENN-AMERICA GROUP, INC.



Date:  June 18, 1998                            BY:   /s/ Rosemary Ferrero
                                                  -------------------------
                                                      Rosemary Ferrero
                                                  (Principal Accounting Officer)

News

For release:                        June 18, 1998

Contact: Financial:        Rosemary Ferrero, CPA
                                    Chief Financial Officer
                                    (215) 443-3612

                  Media:            David Kirk, APR
                                    (610) 792-3329

Summary: Penn-America Group, Inc. (NASDAQ:PAGI) expects to report lower -than-anticipated second quarter and year-end 1998 results; board of directors authorizes stock buy-back program

         HATBORO, PA (June 18, 1998) - Penn-America Group, Inc. (NASDAQ:PAGI) announced today that the company expects to report diluted earnings per share for the second quarter between $0.22 per share and $0.23 per share and for the year between $0.99 per share and $1.01 per share. Both ranges are below the consensus estimates of $0.29 per share for the second quarter and $1.17 for the year. The second quarter and 1998 year-end diluted earnings per share estimates reflect a 22 percent increase in shares outstanding from 1997. The company expects to release second quarter earnings on July 22.
         The company also announced that its board of directors has authorized a buy-back of up to 350,000 shares of the company's common stock during the next 18 months.
         Jon Saltzman, president and ceo, said that, "For the year 1998, growth of the company's commercial property and casualty business is likely to be in the 12 percent to 15 percent range, noticeably higher than expected growth in the overall insurance industry. Second quarter commercial written premiums are expected to be flat compared with the second quarter of last year." Saltzman also said that, "The fundamentals of the company continue to be excellent in terms of strong agent commitment to the company, solid reserves, product development, and prudent underwriting during continued very soft market conditions."
         Saltzman added that, "The company's commitment to non-standard personal automobile remains strong and, in fact, there are several new programs in the works. Earnings would be lower than expected because of actions the company previously announced to scale back the non-standard personal automobile writings of two agents and the slower than expected start-ups of several new programs. These actions reflect prudent underwriting steps in response to our markets based on our unchanged commitment to underwriting profitability rather than growth for growth sake. Growth for both commercial lines and non-standard personal automobile is expected to be in the 12 percent to 15 percent range for 1999."

     Commenting on the planned stock buy-back program, Saltzman added, "The recent stock price is not indicative of a change in the fundamentals of the company, all of which remain solid. We want the buy-back to send the unmistakable signal that we have great confidence in the continued fundamental strengths of the company."
         Saltzman and Ferrero, the company's chief financial officer, will conduct a teleconference for equity analysts and fund managers today at 2:00 p.m., Eastern Daylight Savings Time. To participate, telephone (800) 450-0786 a few minutes before 2:00 p.m. and request the Penn-America analyst conference. A digital recording of the teleconference will be available from 6:00 p.m. the day of the call through midnight, June 24th. To hear the recording, telephone (800) 475-6701 at any time during the period and use access code 395612.
         Penn-America Group, Inc. is a specialty property and casualty insurance holding company which, through its subsidiaries, markets and underwrites commercial property, general liability and multi-peril insurance for small businesses located primarily in small towns and suburban and rural areas, and non-standard personal automobile insurance.
         Statements made in this press release which are not historical, including statements regarding 1998 full year and second quarter performance and expected insurance writings are forward-looking statements and as such are subject to a number of risks. Please see the company's 1998 10-K (and other reports filed pursuant to the Securities and Exchange Act of 1934) for additional disclosure regarding potential risk factors.

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